Exhibit 11.2

Consent of the Independent Auditor

We consent to the incorporation by reference in this Regulation A Offering Statement on Form 1-A and related Preliminary Offering Circular of Fundrise Growth eREIT II, LLC of our report dated April 15, 2022, relating to the consolidated financial statements of Fundrise Growth eREIT II, LLC, appearing in the Annual Report on Form 1-K of Fundrise Growth eREIT II, LLC for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

McLean, Virginia

December 21, 2022